Liquidity Services, Inc. (NASDAQ:LQDT) Q4 2021 Earnings Conference Call December 9, 2021 10:30 AM ET
Company Participants

Bill Angrick - Chairman and Chief Executive Officer

Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research

Operator

Welcome to the Liquidity Services, Inc. Fourth Quarter and Fiscal Year 2021 Financial Results Conference Call. My name is Jenny. I will be your operator for today's call. Please note that this conference call is being recorded. [Operator Instructions]

On the call today are Bill Angrick, Liquidity Services' Chairman and Chief Executive Officer; and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management's views as of today, December 9, 2021, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact a financial result is included in today's press release and in filings with the SEC, including the most recent annual report on Form 10-K. As you listen to today's call, please have the press release in front of you, which includes Liquidity Services' financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services management will discuss certain non-GAAP financial measures. In its press release and filings with the SEC, each of which is posted on its Web site. You will find additional disclosures regarding these non-GAAP measures including reconciliations of these measures with comparable GAAP measures. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume, and should not be considered a substitute for or superior to GAAP results.

At this time, I will turn the presentation over to Liquidity Services CEO, Bill Angrick.

Bill Angrick

Good morning, and welcome to our Q4 earnings call. I'll review our Q4 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter.

We are grateful for our team's efforts to safely deliver outstanding results for our customers during the quarter. Liquidity Services recorded outstanding growth during fiscal year 2021, driven by strong demand from both new and existing customers for our E-commerce Marketplace Solutions, which continue to power the $100 billion circular economy, benefiting businesses, society, and the environment.

During the fourth quarter, we enabled a growing number of large enterprises, small businesses, and government entities across the world to realize meaningful financial benefits and advance their sustainability programs. Q4 GMV was up 24% year-over-year, representing our fifth consecutive quarter of 20% plus annual GMV growth.

Reflecting on our fiscal year 2021, we are pleased with the consistent execution of our team and support of our mission to build a better future for surplus as we closed fiscal year '21 with $886.7 million in GMV, up 43% year-over-year, and delivered excellent growth across all our segments, resulting in strong profitability and cash flow generation.

For the full-year fiscal '21, our transaction volume was up 27% year-over-year, and the number of our auction participants was up 20% year-over-year, reflecting the strength of our global buyer base and convenience of our digital solutions. During fiscal year '21, the power of our asset-light business model was on display as we generated over $65 million of operating cash flow, repurchased $31 million of our stock, and ended the year with $106 million of cash and zero debt.

Our business is at the intersection of several powerful market forces, which will benefit our business for years to come as we lead the digital transformation of the $100 billion circular economy. These macro trends include the growth of online commerce, which drives more product returns. The world's increasing focus on sustainability, which encourages the redeployment and sale of used assets. And finally, the massive disruption in global supply chains, driven by product innovation and changes in cross border trading relationships, which requires strategies to exit legacy assets.

Earlier this year, we established an objective of achieving $1 billion of annualized GMV. I'm pleased to report that we expect to achieve that run rate milestone in our current December quarter. Given our progress, we have established a new near-term objective of scaling to $1.5 billion in annualized GMV, and accordingly, we are aggressively investing in our people, products, and technology to achieve this new target. While these growth investments will pressure our near-term earnings, we expect to realize strong year-over-year growth for the full-year fiscal '22 and beyond.

Looking forward to fiscal year '22, we are making several strategic investments to expand and scale the solutions we offer to large enterprises, small businesses, and government agencies across the world. In our GovDeals segment, our recent acquisition of Bid4Assets strengthens and expands our penetration of the $2 billion plus government real-estate market opportunity, and doubles the size of Liquidity Services' overall public sector market opportunity.

Our New Northern Pennsylvania Distribution Center expands our footprint in the high-density northeast corridor to accommodate the growing number of returns and unsold items generated from our clients, and is a natural extension of our e-commerce marketplace and logistics infrastructure.

Finally, the strong customer adoption of our AllSurplus marketplace, and Machinio, digital marketing and inventory management solutions within the construction, vehicle fleet and industrial asset verticals allows us to continue to invest in the expansion of our sales and marketing capacity in these areas during fiscal year '22. With a profitable growing business, we continue to look for intelligent uses of our cash, including organic growth initiatives to further penetrate large untapped opportunities in our existing markets, share repurchases, and tuck-in acquisitions.

In closing, we thank our team members across liquidity services for their dedication to our mission as the leading global commerce company, providing trusted marketplace platforms that power the circular economy, and we are excited to continue to create value for our customers and our shareholders.

I'll now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Thank you, Bill. We have been very pleased with our results for the year, our growth and profitability. In fiscal year 2021, we saw our business model can gain operating leverage as we scale up with higher GMV volumes across our business segments and marketplaces. We closed the fiscal year ending September 30, 2021 with $886.7 million in GMV, up 43% over the prior year, growth that was diversified across all our segments, resulting in increased profitability and strong cash generation.

Non-GAAP adjusted EBITDA was $42.9 million. Cash from operations was $65.4 million and we closed the year with $106.3 million in cash and a debt free balance sheet after completing $31.1 million in share repurchases during the year, including $15 million in share buybacks during the fourth quarter. We have received a new authorization to expand the repurchase an additional $20 million in shares. We completed the fourth quarter of fiscal year 2021 with GMV of $244.4 million, a 24% year-over-year increase from $196.9 million in the prior year's comparable period.

Revenue for the fourth quarter was $70.3 million, a 26% increase compared to the same quarter last year, while net income for this fourth quarter was $32.8 million, resulting in diluted earnings per share of $0.93, which included a $24.6 million or $0.70 per share benefit from the release of our valuation allowance on us deferred tax assets.

Non-GAAP adjusted EBITDA was $11.4 million, a $2.4 million improvement, specifically comparing these fourth quarter results for the same quarter last year. Our GovDeals segment was up 20% on GMV and revenue. Our retail RSCG segment was up 10% on GMV and up 16% on revenue. In our CAG segment, GMV was up 60% and up 69% on revenue. Machinio's revenue was up 47%. For the quarter registered buyers are now over 4 million with auction participation up 9% and completed transactions up 44% over the same quarter last year. We continue to focus on driving growth and diversifying our service offerings and growing our client base.

We are making investments targeting market opportunities across our segments. In our GovDeals segments, our acquisition of Bid4Assets on November 1st broadens our government real-estate auction solutions. We also see potential long-term opportunities to grow in categories, such as equipment from government sellers, as infrastructure projects take hold across the U.S.

In our Retail segment, we launched AllSurplus deal, a direct-to-consumer marketplace for retail surplus, and we opened a new distribution center to address customer demand in the Northeast U.S. for our full-service solutions.

In our CAG segment, we see growing demand for heavy equipment, vehicles and industrial manufacturing equipment across the globe, leading to elevated recovery rates. Our first quarter of fiscal year 2022 guidance range for GMV is above the same period last year with anticipated increases in transaction volumes across our segments and sustain positive macroeconomic factors that have favorably influenced recovery rates in key categories even as we enter a traditionally seasonally low fiscal first quarter.

With the continued strength of our consignment model across our segments, and as Bid4Assets and other government real-estate grows as a category within the GovDeals segment, we expect that revenue as a percent of GMV will move towards the low-end of our typical revenue to GMV ratio.

Our profit guidance for fiscal first quarter of 2022 is up to below the same period last year reflecting increased costs related to growing the capacity of our sales, marketing, product development and technology teams. Incremental investment in our technology platform and higher market-driven labor costs, all supporting future growth. Operating leverage is expected to improve throughout fiscal year 2022 as we continue to grow GMV. We anticipate a year-over-year decline in gross profit margins in this first quarter of fiscal year 2022 due to some product flow mix changes this quarter in our retail segments.

Additionally, as a result of reversing our tax valuation allowance this past quarter, due to our strong return to profitability and forward-looking trends. Our effective tax rate is expected to increase starting this first quarter of fiscal year 2022 to approximately 18% to 20% from 4.5% for 2021, this one excluding the effect of the valuation allowance reversal itself. This higher effective tax rate will have no corresponding increase in cash paid for income taxes for 2022, but will of course have negative year-over-year comparable impacts toward 2022 net income and earnings per share.

Our fiscal first quarter guidance does include effective results from Bid4Assets as part of our GovDeals segment, which contributes to a portion of the overall increase in GMV relative to the same period last year. We expect the existing GovDeals business GMV, to continue to grow at a rate consistent with recent trends contributing this fiscal first quarter to the majority of the expected year-over-year growth for the GovDeals segment GMV.

We are planning for a convergence of existing GovDeals real-estate activities and Bid4Assets to drive GMV growth in the real-estate category going forward and for the results of Bid4Assets to grow throughout 2022 and be accretive to our full-year 2022 financial results. This excluding any potential impact from changes in the fair value of the earn-out liability associated with a transaction that will be re-measured at the end of each quarter during 2022.

Management's guidance for the first quarter of fiscal year '22 is as follows. We expect GMV to range from $230 million to $260 million. GAAP net income is expected in the range of $1 million to $4 million with a corresponding GAAP diluted earnings per share ranging from $0.03 to $0.11 per share. We estimate non-GAAP adjusted EBITDA to range from $6 million to $9 million, non-GAAP adjusted diluted earnings per share is estimated in the range of $0.08 to $0.17 per share. The GAAP and non-GAAP EPS guidance assumes we have approximately 35.6 million fully diluted weighted average shares outstanding during the first quarter of fiscal year 2022.

We will now take your questions.

Question-and-Answer Session

Operator

Thank you. We will now begin the question-and-answer session. [Operator Instructions] And we have a question from Gary Prestopino from Barrington Research. Please go ahead.

Gary Prestopino

Hey, good morning, Bill, Jorge. Couple of questions here, and I apologize, I got popped off the call. So, maybe you already talked a little bit more about this. But in terms of some of these investments that you're making next year or for this fiscal year, could you maybe kind of quantify what you're doing on the investment side? And how long will this continue as you scale to $1.5 billion in GMV? And you know, the reason I'm asking this is we went through this big ramp up of expenses with the Liquidity One transformation, basically thought it was a lot of the increased expenses were behind us, and now we're going through another segment of the company's growth with increased expenses for that growth.

Bill Angrick

Gary, Bill, thank you for your question. We've had stair step growth cycles in the history of the company, and each is typically coupled with some capacity that we'd like to deploy in areas such as technology and product development, these are not to be equated with what we did for Liquidity One, these are natural healthy expansions in the capacity of our sales and marketing, and product development teams to meet customer demand. And we do have to frontload these expenses, given where we think the market opportunity is. And I expect this to be a fiscal '22 timeline, and not sort of evergreen multiyear forklift upgrade in expenses. This is consistent with our business plan. We've looked at the opportunity in each of our segments, and we believe $1.5 billion GMV pursuit goal is very reasonable and consistent with growth in our current markets, the adjacent online real estate opportunity. And so, this will be a fiscal '22 expansion effort. It will be accompanied with corresponding GMV growth. And as Jorge mentioned in his remarks, we believe that we'll be leveraging these costs throughout the year, and driving flow through to the bottom line as we approach midpoint of the year. And these are things we're excited about because they directly respond to customer needs, for example, our Pennsylvania distribution center operation, that's very high population density, where significant buying commerce order flow and return flow. So, by making this upfront investment, we expect to get a lot of traction with retail supply chain clients operating in the Northeast part of the United States.

In other examples, our continued expansion of our sales and let's say demand generation activities with high value categories such as construction vehicle fleets industrial assets. These are assets that typically would be moved to yards and uploaded and sold over the quarter sales cycles. We're allowing these clients to sell them in place and get great recovery values. And so, we want to expand that business based on the traction that we're getting there. Other areas include, continuing to create mobile friendly experiences for our bidders and buyers, we've had significant adoption of our platform during the last year and a half, as more people are looking online as their primary way of conducting commerce, and our all surplus platforms become more responsive to those mobile buyers. And we're continuing to make a lot of progress there.

Gary Prestopino

Jorge, anything you'd like to add?

Jorge Celaya

Sure, Gary, and then one way to look at the numbers is, the guidance that we gave for Q1 is depictive of the investments that we're making, we're not expecting these investments that begin let's say, here in the first fiscal quarter, this October to December quarter, we don't expect those investments to materially grow as the year progresses, there's going to be growth due to variable expense, given our expected growth throughout the year. But this investment is going to, generally speaking stay pretty consistent sequentially throughout the year, which means you can kind of gauge what we're thinking about in terms of investments, given this quarter's guidance. And then what we're saying is that you're going to just see, hopefully the top line growing throughout the year and leveraging the investments that we got started this quarter that we're in now.

Gary Prestopino

Okay, I'll let somebody else go.

Operator

We have Gary on the line, please go ahead.

Gary Prestopino

Yes, I guess I'll keep asking a couple of questions. Can you maybe build a possible as you look on your results for fiscal '21, do you guys parse it out in terms of what was your organic growth versus adding new logos across the company's business segments?

Bill Angrick

Well, so retention of customers was a very strong part of our growth this year, and I would think that, if you start to parse by categories, that's been the principal driver for organic growth for fiscal '22. Now, when you deliver strong results, it creates tension in those segments from your peer companies. And we have continued to expand in all categories, retail supply chain is a great example, omnichannel is the only place to be and that creates more product flows and complexity for how customers interact with both retailers and the store operations.

So, we've been the best practice for omnichannel companies to manage the returns flow and extract the maximum value and that's attracted a lot of interest. And so, we've signed a healthy number of new clients there. But I'd say the majority of the growth has come from continuing to penetrate more locations, more categories for existing customers. The same would be the case for our GovDeals business; I think we've been very successful and alerting existing clients to how we can monetize even their highest value assets. And we're getting more flow of call it the high value vehicle, construction, industrial equipment, even specialty items like aircraft and things that they might have traditionally taken to a physical sale. So, that's very healthy for us. Machinio is very strong organic growth story around customer retention and average revenue per user, trending north. But again, these are vast markets where we're providing digital solutions and anyhow this is secular adoption of digital over analog. So, we're always going to have resources deployed to continuing to acquire new customers. But I think the base and the foundation of our business is that we've attached our marketplaces to very large numbers of existing customers who in their own right, continue to grow. So, that's a good place for us to be.

Gary Prestopino

Have you or can you possibly given the -- what you've done with the liquidity transformation and put the new technology platform in new markets, et cetera, value added services, what kind of lift are you seeing in your returns on GMV for your customers?

Bill Angrick

We have seen 10% to 30% improvements on an apples to apples basis of net recovery rates realized. And that has been not surprising as more buyers have come into the marketplace, driving competitive execution of our sales programs. And it's opened the eyes of a lot of our customers and help prospects become customers. We've also reduced a lot of transportation costs as we're able to sell assets in place versus having to move from Point A to Point B as part of the sales program. So, we are leaning into continuing to provide the best recovery, the best buyer customer experience, a lot of buyers are shopping the multiple categories with us, they might have initially come in and bought a vehicle now they're looking at other equipment, ancillary items that they can fold into their supply chain or their business model.

So, I think what what's great for us is that we have a one stop solution for sellers and buyers. And if you look at the breadth of categories on all surplus, I mean, there's really a tremendous amount of value that a buyer can capture from working with our marketplace and setting up their purchasing criteria and getting automatic alerts for what they're interested in. So, I think that's been great. The other thing I would say is the global, the global rebalancing of supply chains is something that's been a catalyst for the growth of our industrial Capital Assets Group business, that's a business that Gary over 60% organically in the last quarter.

So, we're solving supply chain issues for sellers and buyers who want to rebalance where these assets are, maybe capture some value for legacy assets and redeploy into new technologies. Everyone's read about see changes are happening and the electrification of vehicles and potentially industrial trucks and other cargo asset categories, you've got major changes in aerospace, happening globally. And that ripples through the manufacturing supply chain, which is the customer base for our Capital Assets Group segment. And we're giving clients proactive solutions to reset their CapEx programs, recover value from maybe assets and plant equipment, they don't feel they'll need in the next five to seven years. And we can do this all online with great execution. So, that's another area of growth for us.

Gary Prestopino

Okay, thank you. And then, Jorge, I don't know if you guys made this public, but what was the -- did you make public with the GMV that Bid4Assets produced on a trailing 12 month basis when you bought it?

Jorge Celaya

No, and it's going to be as we indicated in our remarks put together and reported with GovDeals for obvious reasons, right? We're leveraging both the existing real estate activities in GovDeals. And we're leveraging in reverse the Bid4Assets real estate business. So, as we go forward, these things are going to converge. So, reporting them together, but for this particular quarter coming up, I mentioned and I don't know if it was when you dropped off, but I mentioned that still going into this first quarter, GovDeals is the majority of the growth they're going to sustain their growth trends, year-over-year growth trends. So, we're in good shape. And the bid process is incremental to that and the minority of the growth.

Gary Prestopino

Okay. And then lastly, what were you saying about revenue to GMV? It will continue to track down in fiscal '22?

Jorge Celaya

Yes, I've mentioned this before you know, where I've tried to get because we don't guide the revenue for obvious reasons because of our different --

Gary Prestopino

Right.

Jorge Celaya

-- different pricing models. So, but as you look at our general trends in mix of business, you're going to see maybe revenue growing slightly lower than GMV simply because of the mix of products. So, therefore, the ratio of revenue to GMV will be slightly lower. I've mentioned in the high 20s, right, 27% to 30%. Right, in general, and I think, at least as we go forward, it's going to be trending towards the lower end of that range. I don't think it's a wholesale change that it's going to be below that range. So, my thinking is, it's on the lower end of that range, just for your modelling purposes, if you like.

Gary Prestopino

Wait, wait. You said revenue to GMV is going to be what?

Jorge Celaya

At the lower end of the range that I've always given where I've mentioned, that the ratio is this 27% to 30%, right, we've talked about high 20s.

Gary Prestopino

Right.

Jorge Celaya

It's going to be on the lower end of that. Just because of --

Gary Prestopino

Okay. And do you have the breakdown of the GMV on consignment and the GMV and purchase for Q4 handy?

Jorge Celaya

I don't have it right now right at my fingertips, Gary. I apologize. It'll come, we'll be posting that like today on our Web site, but it hasn't materially changed. It's still solid where it's clearly 85% or so I believe.

Gary Prestopino

Okay. Thanks a lot, guys.

Jorge Celaya

No problem. Thank you, Gary.

Gary Prestopino

Okay.

Operator

We have no further questions at this time. Thank you, ladies and gentlemen. That concludes today's call. Thank you for participating. You may now disconnect.